Cherry Bekaert LLP
CPAs & Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SharpSpring, Inc. on Form S-8 of our report dated March 4, 2019 with respect to the consolidated financial statements of SharpSpring, Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2018 and 2017.

Cherry Bekaert LLP

Atlanta, Georgia
August 30, 2019